THIRD QUARTER REPORT 2008

FELLOW SHAREHOLDERS:

"No man is an island, entire of itself; …and therefore never send to know for whom the bell tolls; it tolls for thee."
John Donne, Meditation XVII from Devotions upon Emergent Occasions

In June of this year, just before the end of the second quarter, we raised additional equity capital by placing 2,545,000 of our common shares at $6.15 per share, for net proceeds after all offering expenses of $14,383,497. Upon the announcement of this registered direct offering to financial institutions, we received a fair amount of criticism from shareholders, even from some of our long-standing shareholders. Some expressed their opinion that we should not have raised additional capital at all, given our debt-free status and our relatively large holdings of U.S. treasury securities prior to the offering. Others objected to our timing, wondering why we did not wait for the stock market to improve, as June of this year was the worst June in the U.S. stock market since 1930. Although we had no idea at the time that June's market tremors were just a prelude and that the world financial system would collapse in the third quarter, we raised that additional capital at the end of the second quarter because we have always believed in maintaining a balance sheet with a margin of safety.

As we noted in this year's second quarter letter to shareholders, "In all environments, we endeavor to manage the high risk inherent in our individual investments in three ways: financial diversification, economic diversification, and degree of liquidity on our parent-company balance sheet." Raising additional capital before we had immediate need for it was thus consistent with our risk-management strategy. As a result, at the end of the third quarter ended September 30, 2008, we remained debt free and had $57,970,695 in cash and U.S. treasury securities, which was equal to 47 percent of our total assets of $123,076,500.

As we also pointed out in this year's second quarter letter to shareholders, "Our company is extremely sensitive to bear markets in stocks.…A bear market tends to slow if not halt IPOs of venture capital-backed companies. Merger-and-acquisition activity tends to slow, and valuations decline, in a bear market." In our second quarter report on Form 10-Q (Item 1A. Risk Factors, pages 49-50), we cautioned that, "Given the current credit environment, there can be no assurance that portfolio companies will be able to borrow money on a timely basis or on reasonable terms, which could have a negative impact on their operating performance, raise their cost of capital, or even jeopardize their existence.…A continuing lack of IPO opportunities for venture capital-backed companies could lead to companies staying longer in our portfolio as private entities still requiring funding. This situation may adversely affect the amount of available funding for early-stage companies in particular as, in general, venture-capital firms are being forced to provide additional financing to late-stage companies that cannot IPO. In the best case, such stagnation would dampen returns, and in the worst case, could lead to write-downs and write-offs as some companies run short of cash and have to accept lower valuations in private fundings or are not able to access additional capital at all.… Investments in privately held, early-stage companies are inherently more volatile than investments in more mature businesses. Such immature businesses are inherently fragile and easily affected by both internal and external forces. Our investee companies can lose much or all of their value suddenly in response to an internal or external adverse event. Conversely, these immature businesses can gain suddenly in value in response to an internal or external positive development.… Moreover, because our ownership interests in such investments are generally valued only at quarterly intervals by our Valuation Committee, a committee made up of all the independent members of our Board of Directors, changes in valuations from one valuation point to another tend to be larger than changes in valuations of marketable securities which are revalued in the marketplace much more frequently…."

With intensification of the housing and credit crisis during the third quarter leading to banking, stock market and commodity price collapses and a slowdown in global economic activity, there has been a significant decrease in the value of assets worldwide. In such a near-universal debacle, it would of course be impossible for a portfolio of investments in a fairly well-diversified group of 32 fledgling companies, such as we own, to be unscathed. Most venture capital-backed companies have negative cash flows, which is why they pay the high cost of capital demanded by venture capitalists. Thus such companies require follow-on financings to continue operations. In our judgment, until such time that conditions improve, the recent substantial decrease in the general availability of capital has greatly increased the risk that companies that need to raise money to reach cash-flow breakeven or complete an exit (i.e., complete an initial public offering or be acquired) will either have to pay a higher price than heretofore for capital or not be able to raise additional capital at all.

This heightened risk of either having to give up a disproportionate amount of equity to obtain additional capital or not being able to obtain additional capital at any cost has been reflected in the valuations of our portfolio companies as of September 30, 2008. As in most quarterly periods, there were some adjustments of valuations to reflect specific fundamental developments unique to particular portfolio companies, but the lion's share of the overall reduction in valuation of our equity interests in the third quarter reflects the heightened risk associated with fledgling companies obtaining follow-on investment in the financial and economic environment in which we suddenly find ourselves. Overall, during the third quarter, our net asset value declined by $32,665,180 or $1.27 per share, of which the reduction in valuation of the equity interests in our portfolio accounted for $32,220,305 or $1.25 per share.

At the end of the day, our cash flow reflects what we receive for investments when we liquidate them versus what we paid for them, rather than interim valuations of our investments. Nevertheless, such interim valuations are important information for our shareholders. Thus it seems worthwhile, at a time when there is so much trauma in the financial system and in the economy in general and we have accordingly experienced such as a large write down in the value of our equity stakes, to review how our valuations are determined.

Our valuation procedures are detailed on pages 17 through 20 of our Form 10-Q for the quarterly period ended September 30, 2008. But by way of brief introduction to the subject, our "Valuation Committee, comprised of all the independent Board members, is responsible for reviewing and approving the valuation of the Company's assets within the guidelines established by the Board of Directors. The Valuation Committee receives information and recommendations from management. The values assigned to these investments are based on available information and do not necessarily represent amounts that might ultimately be realized, as such amounts depend on future circumstances and cannot reasonably be determined until the individual investments are actually liquidated or become readily marketable." In determining valuations as of the end of a fiscal period, the Valuation Committee takes into account, up until a date as close as practicable to the release date of the financial report, all information available to it that sheds light on the valuations as of the end of the fiscal period. Although the Valuation Committee is responsible for setting valuations, the Valuation Committee and the Company's management interact with outside firms as part of their process.

The write down in the valuation of our equity holdings in the third quarter did not of course affect our cash flow or our holdings in U.S. treasury securities. Though discomforting, the collapse in the financial markets has not had much effect on our business plans. Certain of our portfolio companies are making more substantive adjustments in response to the crisis. As we had noted in our second quarter report to shareholders, we had already expected, "while we weather the storm,…to be making a higher percentage of our investments than was our wont in follow-on, as opposed to initial investments." As far as our own expenses are concerned, we had already planned to operate with only 11 employees, starting January 1, 2009, down from a high of 13 earlier this year. We do not see how we could do a first-rate job with fewer employees; we manage investments in, and assist, companies from coast to coast, while complying with the legal requirements for operating a publicly traded company regulated under the Investment Company Act of 1940. Nor could we do a first-rate job with less qualified employees, which means that we do not intend to lose the ones we have by not paying them competitively. In other words, we do not intend to do anything to impair the Company's future during this period of upheaval.

What is our view of the future? The reasons that we, the managers of the Company, not only are shareholders in the Company, but also are investing our careers in the Company, have not been affected by this period of adversity.

•	We believe that when this financial debacle runs its course, venture capital will be in more demand than ever, particularly for commercialization of nanotechnology-enabled products.

•	We believe that some of the companies in venture capital portfolios today will be acquired, and others will go public, at significant premiums to today's valuations.

•
We believe that our Company has a franchise value in addition to the ultimate net realized value of our existing portfolio, and that this franchise value is reflected in the deals, highly qualified professionals, co-investors and capital that are attracted to the Company.

•
We believe that we have built a platform for long-term growth, having established a prominent reputation in venture capital for our specialization in nanotechnology, with a "tiny-tech-for-cleantech" sub-specialty. We believe that we now have the core professional staff, ecosystem of expertise amongst our portfolio companies, deal flow, relationships with co-investing venture capital firms and nucleus of permanent capital to build a substantial financial institution.

•
We believe that if we can reach the point that our Company is growing rapidly and funding all of its growth through reinvestment of net realized capital gains, we can achieve our goal of making TINY a true growth stock. We recognize that TINY cannot become a true growth stock until it is obvious that our retained earnings will fund all of our growth, and we will not have to sell additional shares of our stock to raise capital.

In closing, during this time of historic distress in the capital markets, we are especially appreciative of the permanent capital entrusted to us by you, our fellow shareholders. Permanent capital is a rarity in the venture-capital industry, and it makes Harris & Harris Group a more stable, reliable investor for our investee companies and our co-investors in these companies. We understand our fiduciary responsibility to you, our fellow shareholders. We are determined to repay your trust and patience by doing everything in our power to enable TINY to become a true growth stock.

Charles E. Harris	Douglas W. Jamison	Daniel B. Wolfe
Chairman and Chief Executive Officer	President and Chief Operating Officer	Chief Financial Officer
Managing Director	Managing Director	Managing Director

Michael A. Janse	Alexei A. Andreev
Executive Vice President	Executive Vice President
Managing Director	Managing Director

November 7, 2008

This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, the Company's report on Form 10-Q for the quarter ended September 30, 2008 and subsequent filings, filed with the Securities and Exchange Commission, for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, Harris & Harris Group, Inc.®, undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.